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                      [ANADARKO PETROLEUM CORPORATION LOGO]

                                                            EXHIBIT 10(b)(xxxiv)

February 16, 2004

Mr. Robert J. Allison, Jr.
Houston, Texas 77069

Dear Mr. Allison,

             In recognition of your past and continued contributions to Anadarko Petroleum Corporation (the "Company"), effective with your retirement as an employee, the Company agrees to provide you with the benefits as set forth in this Letter Agreement.

1.       Office Space.

         a. Term. The Company will provide you with an office for your use during your lifetime. You may terminate this agreement at anytime at your election

         b. Office Space. Except as may otherwise be provided herein, you will have access to and the use of your current office located in the Anadarko Tower. The Chief Executive Officer ("CEO") of the Company may relocate your office, in his sole discretion, however, in the event of your relocation, you will be provided with office space comparable in size to the office you occupy as of the date of this Letter Agreement in the Anadarko Tower, subject to availability. If the Company is not able to provide you with office space in the Anadarko Tower, you will be provided with office space comparable in size to the office you currently occupy as of the date of this Letter Agreement, as provided below.

         c. Relocation. In the event the CEO determines that it is necessary to relocate your office or if there is a change of control of the Company, the surviving company may relocate your office from the Anadarko Tower to Class A office space within 25 miles of one of your residences, at your election. The size of the office space provided shall be comparable in size to the office you occupy as of the date of this Letter Agreement. If Class A office space is not available within 25 miles of the residence you choose, the Company will either furnish office space at the highest class property available within 25 miles of your residence or furnish Class A office space beyond the 25 mile limit, as you may decide.

         d. Secretarial Assistance. At all times during which the Company provides you with office space, the Company will also provide you with full-time secretarial assistance.

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Mr. Robert J. Allison, Jr.
February 16, 2004
Page 2

         e. Furnishings. The furniture currently located in your office may be used in any office provided by the Company. In the event your office is relocated, the Company will move the furniture, at the Company's sole expense.

         f. Utilities. In the event you are relocated to office space outside the Anadarko Tower, without regard to the reason for such relocation, the Company will also pay the utilities expense for such space including the costs to connect your computer to the internet.

2.       Aircraft.

         a. Term and Usage. The Company will provide you, during your lifetime, with the use of the Company's aircraft or an alternative aircraft for up to 200 hours annually. Such annual usage is non-cumulative and unused hours may not be carried forward to a subsequent year. In the event the Company no longer maintains aircraft, the Company will provide you with an annual payment sufficient to allow you to secure comparable aircraft usage on terms and conditions similar to those set forth in this Letter Agreement.

         b. Notice. The Company requests that you provide at least 30 days advance notice to the Company regarding dates of intended usage and travel plans. You agree to make best efforts to provide such 30 days notice, but this will not be a requirement or condition to your usage of the aircraft. Notices may be made either in writing or verbally to such individuals as the Company may designate.

         c. Income Tax. You will be responsible for all income tax costs associated with the imputation of income for personal usage of the Company's aircraft. These costs will be calculated in accordance with the IRS regulations regarding the personal usage of a company's aircraft.

3. Other Services. During your lifetime, the Company will pay the cost for a monitored security system for your residence currently in Houston, Texas or, at your election, at another of your residences located in the United States, comparable to the security system currently in place at your home at the address set forth above.

             This Letter Agreement is personal to you and may not be assigned in whole or in part without your consent and shall be binding on the part of the Company and/or its successors. Also, this Letter Agreement reflects our entire agreement regarding this matter and all prior correspondence, agreements or understandings, whether written or oral, with respect hereto, are merged into and superseded by this Letter Agreement.

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Mr. Robert J. Allison, Jr.
February 16, 2004
Page 3

         If you agree with the matters set forth above, please execute this Letter Agreement in the space provided.

Sincerely,

/s/ Richard A. Lewis
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Richard A. Lewis
Vice President, Human Resources
Anadarko Petroleum Corporation

Accepted and Agreed:

/s/ Robert J. Allison, Jr.
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Robert J. Allison, Jr.
Chairman of the Board
Anadarko Petroleum Corporation

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